Exhibit 10.1

AMENDED LOAN AND SECURITY AGREEMENT

THIS AMENDED LOAN AND SECURITY AGREEMENT (“Agreement”) is made and entered into on this 13th day of August 2007, (“Effective Date”), by and between LIBERTY RENEWABLE FUELS, LLC, a Delaware limited liability company (“Borrower”), whose registered address is 3508 E M-21, Corunna, MI 48817, and ICM, INC., a Kansas corporation (“ICM”), whose address is 310 North First Street, P.O. Box 397, Colwich, Kansas 67030 and replaces in its entirety a prior version of the Loan and Security Agreement executed by Borrower on August 10, 2007.

WHEREAS, Borrower has requested and ICM has agreed to establish a revolving line of credit in favor of Borrower in accordance with the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and subject to the terms of this agreement and the related loan documents, ICM and Borrower agree to enter into this Agreement to establish a line of credit in favor of Borrower in the amounts and for the purposes set forth below. Certain capitalized terms used in this agreement are defined in Article 1.

ARTICLE 1: DEFINITIONS

1.1 Certain Definitions. The following terms shall have the meanings indicated wherever used herein:

(A)	Account. The following checking account of Borrower into which advances of the Loan will be made by ICM pursuant to Article 2.6 hereof:

For Liberty Renewable Fuels

Fifth Third Bank

Acct. # 7912698078

Wire routing # 042000314

(B)	Business Day. A day that ICM is open for normal business.

(C)	Collateral. The Real Property together with all personal property in which Borrower has an interest, now existing or hereafter acquired, and wherever located, including but not limited to, all present and hereafter acquired deposit accounts, accounts, contract rights, equipment, general intangibles, inventory, documents and instruments, and all proceeds, products, returns, additions, accessions and substitutions of and to any of the foregoing.

(D)	Event of Default. As defined in Article 10.

(E)	Facility. Borrower’s ethanol plant in Gratiot County, MI. to be built by ICM in accordance with the terms of a certain Agreement with Borrower, dated April 18, 2007.

(F)	Loan. As more fully described and set forth in Article 2.1 hereof.

(G)	Loan Documents. This Agreement, the Note and any and all mortgages, deeds of trust, security agreements, financing statements and any other instruments or documents securing the Loan.

(H)	Loan Expenses. All expenses, charges, costs and fees of ICM referred to or necessitated by the terms of this Agreement, including, without limitation, all recording and registration fees, charges and taxes, title insurance charges and premiums, loans and commitment fees, and such reasonable fees and expenses of lawyers retained by ICM in connection with documentation of this Loan.

(I)	Note. The promissory note that evidences the Loan substantially in the form of Exhibit “A” attached hereto.

(J)	Obligations. All obligations of Borrower to ICM created in connection with this Agreement and hereafter arising, including, without limitation, Loan Expenses and Borrower’s obligations, covenants and agreements under this Agreement, the Note and under the Loan Documents.

(K)	Real Property. All of Borrower’s real property located in Gratiot County, MI, acquired in connection with the construction of the Facility, consisting of approximately 435 acres.

ARTICLE 2: AMOUNT AND TERMS OF THE LOAN

2.1	Loan. Subject to, and upon the terms and conditions herein set forth (including, without limitation, the restrictions contained in Article 5, below), ICM agrees to make a revolving loan to Borrower in the principal amount of up to Ten Million Dollars ($10,000,000.00) (“Loan”). The Loan expressly replaces and supersedes Borrower’s existing indebtedness to ICM evidenced by a certain Promissory Note from Borrower to ICM, dated July 20, 2007, in the original principal amount of One Million Two Hundred Thousand Dollars ($1,200,000.00), (“Prior Note”). All amounts due under the terms of the Prior Note shall be considered as previous advances against the Note attached hereto as Exhibit “A”. The Prior Note shall be cancelled upon the execution of the Note. The Maturity Date of the Loan shall be November 1, 2007. However, if Borrower closes on its Initial Public Offering for the issuance of its Class A Limited Liability Membership Units in the minimum amount of $50,000,000.00, prior to the Maturity Date, Borrower shall repay the Loan from the proceeds of such offering within 5 Business Days of its receipt of such funds. Borrower may request disbursements of all or a portion of the Loan, at any time prior to the Maturity Date upon the terms and limitations contained herein; provided, however, that the principal balance outstanding at any time shall not exceed Ten Million Dollars ($10,000,000.00). The amount of any expenses incurred by ICM or other Obligation hereunder that is not timely paid shall be applied as an Advance under the Loan on the date any such amount becomes past due.

2.2

Interest. Simple interest shall accrue on the unpaid principal balance of the Loan at the rate of twelve percent (12%) per annum (“Interest Rate”). Interest shall be payable monthly on the last day of the month, provided that should such date not be a Business

Day, interest shall be payable on the next Business Day. Any amount of principal and accrued interest which is not paid when due shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at the rate of the lesser of (i) eighteen percent (18%), or (ii) the maximum rate allowable by law (“Default Rate”). Interest shall be computed daily on the basis of the actual number of days in which all or any portion of the principal amount hereof is outstanding computed on the basis of a 360-day year.

2.3	Payment Address. Principal and interest shall be payable in lawful money of the United States at ICM’s offices located at the address set forth above.

2.4	Disbursements. Borrower may borrow any amount up to an aggregate amount of Ten Million Dollars ($10,000,000.00) by providing written notice to ICM, which notice shall include the amount of such borrowing, the date of such borrowing and certification as to the satisfaction of the conditions set forth in Article 5 hereof. Within the limits set forth in this Agreement, Borrower may borrow, repay and re-borrow amounts under this Agreement, provide that the aggregate principal balance outstanding under this Agreement at any given time shall not exceed Ten Million Dollars ($10,000,000.00). In the event that the amount of the principal balance exceeds such limit, (i) ICM shall have no obligation to advance additional sums, and (ii) Borrower shall be obligated to immediately pay such excess amount to ICM.

2.5	Recordings of Disbursements. All disbursements of the Loan made by ICM and all repayments of the principal thereof shall be recorded by ICM and endorsed by an officer of Borrower; provided that the failure of ICM to make any such recordation or of Borrower to make any such endorsement shall not affect the obligations of Borrower hereunder.

2.6	Advances. Advances on the Loan may be requested by Borrower no more frequently than once a week. Borrower shall submit an advancement request to ICM, which request shall contain a detailed intended use of funds with respect to the construction of the Facility. ICM shall have sole discretion in approving advances of the Loan. ICM shall have three (3) Business Days after receipt of an advancement request by Borrower to approve advances of the Loan. Such advances shall be made by deposit to the Account. All funds advances under the Loan shall be used as specifically detailed in the intended use of funds contained in the advancement request.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF BORROWER

3.1	Borrower represents and warrants to ICM that:

(A)

Organization and Standing; Charter Documents. It is a limited liability company duly organized, validly existing and in good standing under the laws of the States of Delaware and Michigan, and has all requisite corporate power and authority to own, lease and operate its property and to conduct its business as it is presently conducted and as proposed to be conducted. True and accurate copies of

Borrower’s Articles of Organization and Operating Agreement, each as currently in effect, have been made available to ICM and its counsel.

(B)	Authorization. All actions on the part of Borrower and its officers, managers and members that are necessary for the authorization, execution, delivery and performance of this Agreement and any other documents or certificates related thereto (collectively, the “Loan Documents”) by it has been taken; and the Loan Documents, when executed and delivered, will constitute valid and legally binding obligations of it, enforceable against it in accordance with their terms.

(C)	Consents. All consents, approvals, orders, waivers of authorizations of, or registrations, qualifications, designations, declarations or filings with, any court or any federal or state governmental authority or third party required on the part of it in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents will have been obtained prior to and be effective as of the Effective Date.

(D)	Compliance with Other Instruments. It is not in violation of or in default under any provision of its Articles of Organization or Operating Agreement. It is not in violation of or in default in any material respect under any provision of any material instrument or contract to which it is a party or by which it is bound.

(E)	Conduct of Business. The conduct of its business, as now conducted and as proposed to be conducted, will not conflict with or result in a breach of any material terms, conditions or provisions of, or constitute a default under, any material contract, covenant or instrument under which it is now obligated.

(F)	Title to Property and Assets. It owns all of its property and assets free and clear of all mortgages, liens, claims, loans and encumbrances, other than any mortgages, liens, claims, loans or encumbrances created or allowed hereunder or as otherwise allowed by ICM in writing.

(G)	Information: Misleading Statements. No representation, warranty or statement by it in this Agreement or the other Loan Documents, or in any written statement or certificate furnished or to be furnished to ICM pursuant thereto contains or will contain any untrue statement of a material fact or, when taken together, omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which made, not misleading.

(H)	Hazardous Materials. The Real Property is not contaminated by any hazardous substance, hazardous material, toxic waste, asbestos, polychlorinated biphenyls, petroleum products or environmental pollutants in violation of applicable law, and contains no underground storage tanks. Further, there are no existing, pending or anticipated violations, citations, claims or complaints pertaining to the environmental condition of the Real Property.

(I)	Violation of Laws. Borrower has received no notice of any violations (and is not aware of any existing violations) of any federal, state or local environmental law and, to the best of Borrower’s knowledge, there have been no actions commenced or threatened by any party for noncompliance with such laws which affect the Real Property.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF ICM

4.1	ICM represents and warrants to Borrower that:

(A)	Organization and Standing; Charter Documents. ICM is duly formed, validly existing and in good standing under the laws of the State of Kansas, and has the requisite power and authority to own, lease and operate its property and to conduct its business as such is presently conducted and is proposed to be conducted.

(B)	Authorization. All actions on the part of ICM and its officers that are necessary for the authorization, execution, delivery and performance of the Loan Documents by ICM has been taken; and the Loan Documents, when executed and delivered, will constitute valid and legally binding obligations of ICM, enforceable in accordance with their terms.

ARTICLE 5: CONDITIONS PRECEDENT TO LOAN

5.1	The obligation of ICM to make each disbursement of the Loan is subject to the satisfaction (or written waiver by ICM) of all the following conditions precedent:

(A)	Representations True. All of Borrower’s representations and warranties contained in this Agreement and all other Loan Documents will be true, correct and complete in all respects with the same effect as though such representations and warranties had been made on and as of each disbursement of the Loan.

(B)	Company Documents. ICM will have received, in form and substance satisfactory to ICM and its counsel, a copy of the records of all actions taken by Borrower, including all company and corporate resolutions of Borrower authorizing or relating to the execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated thereby, and a certified copy of the Articles of Organization and Operating Agreement of Borrower, including all amendments thereto.

(C)	Qualifications and Consents. All authorizations, approvals, permits, consents or waivers if any, of (i) governmental authority or regulatory body of the United States or of any state, or (ii) any third party that are required on the part of Borrower in connection with the receipt of the Loan or the execution of this Agreement will have been duly obtained and will be effective on and as of the Effective Date.

(D)

Proceedings and Documents. All corporate and other proceedings in connection with the transaction contemplated by this Agreement and all documents incident to such transaction will be in form and substance satisfactory to ICM and its counsel, and ICM will have received all counterpart originals or certified or other copies of such documents as it may reasonably request.

(E)	Performance. Borrower shall have performed and complied with all agreements and conditions contained herein, which are required to be performed or complied with by them prior to or at each disbursement of the Loan.

(F)	Absence of Litigation. No suit, action, proceeding or investigation shall have occurred, be pending or threatened which would or seeks to prevent or delay beyond the Effective Date the consummation of the transactions contemplated by this Agreement, and there shall be no other pending or threatened material litigation, except as disclosed in Schedule 2 of the legal opinion of Jackson Walker, LLP, given to ICM in connection with this Agreement.

(G)	Note. The Note in the form of Exhibit “A” shall have been duly executed by an authorized officer of Borrower.

(H)	Grain Policies. ICM will have received, in form and substance satisfactory to ICM and its counsel, Borrower’s grain merchandising policies.

(I)	UCC Search. ICM shall have received, if requested by it, a Uniform Commercial Code search report from appropriate authorities with respect to the Collateral showing no security interest in or lien on such property except those of ICM or as otherwise allowed hereunder.

(J)	Opinion of Counsel. ICM shall have received signed copies of opinions of counsel for Borrower addressed to ICM acceptable to ICM.

(K)	Environmental Site Assessment. ICM shall have received a written reliance letter from ASTI Environmental permitting ICM to rely upon the contents and conclusions presented in ASTI’s Environmental Phase 1 Environmental Site Assessment, prepared for Borrower, dated June 7, 2007, pertaining to the Real Property.

(L)

Title Policy. A policy of title insurance (the “Title Policy”), issued by a title insurance company acceptable to ICM (the “Title Company”) containing an appropriate legal description of the Real Property insuring the marketability of the title and that the Mortgage granted hereunder will be a valid first lien on the Facility, in accordance with Article 6.1 below, in the amount of the Loan, free and clear of all liens, encumbrances and exceptions, excepting those which ICM has approved (the “Permitted Exceptions”). The Title Policy shall contain a satisfactory, extended coverage endorsement, zoning, environmental, access, survey, utilities facilities and such other endorsements as ICM may require, to the extent such endorsements are available in Michigan. The Title Policy and endorsements shall contain no exception (i.e., standard exceptions deleted) for matters which would be shown by an inspection or an accurate survey (except matters approved by Lender), rights of parties in possession, easements not of record, unfiled construction liens or liens for unpaid installments of taxes or special assessments. The Title Company must agree to make the compulsory arbitration provisions of the policy inapplicable for any claims on behalf of ICM and shall delete the creditors’ rights exception. If the Title Policy and survey reveal that the Facility is benefited by appurtenant easements, then the Title Policy shall specifically insure the same as easements appurtenant, subject only to the Permitted Exceptions. ICM shall not be obligated to advance any monies on the Loan until receipt of the Title Policy or a title insurance commitment modified to satisfy the requirements of this Agreement, updated by endorsement to the Closing Date and authorized by the signature of an authorized representative of the Title Company or escrow instructions signed by the Title Company binding it to close the transaction only when it is committed to issue the Title Policy.

(M)	Other Documentation. ICM will have received, in form and substance satisfactory to ICM and its counsel, such other documentation as otherwise required by ICM.

ARTICLE 6: SECURITY

6.1	Real Property Mortgage. As security of the payment of principal, accrued interest and all other Obligations under this Agreement, Borrower shall execute the form Mortgage previously presented by ICM, granting a first priority security interest in to ICM in and to all of Borrowers right, title and interest in the Real Property including the Facility being constructed thereon and all present and future improvements and fixtures attached thereto. Such Mortgage shall be subject only to the following prior Mortgages: i) from Borrower in favor of Richard N. Monroe, Jr. and Linda Monroe, husband and wife, and the Richard H. Monroe and Linda Jean Monroe Living Trust, dated August 30, 2005, in the original amount of Nine Hundred Fifty-Five Thousand Dollars ($955,000.00), dated September 28, 2006, recorded in Liber 816 at Page 1447, covering certain real property identified as Parcel 1 on Exhibit “A” to the Mortgage to be executed concurrent with the execution of this Agreement and ii) from Borrower in favor of Randy L. Shaw and Pamela A. Shaw as Trustees of the Shaw Living Trust, dated December 9, 1994, in the original amount of One Hundred Forty-Eight Thousand Two Hundred-Thirty Dollars ($148,230.00), dated November 16, 2006, recorded in Liber 818 at Page 1485, covering certain real property identified as Parcel 4 on Exhibit “A” to the Mortgage to be executed concurrent with this Agreement.

6.2	Personal Property Security Interest. As further security for the payment of principal, accrued interest and all other Obligations under this Agreement, Borrower hereby grants to the ICM a security interest in all of its personal property that makes up any part of the Collateral. Borrower shall not (and nothing in this Article 6 shall constitute or be deemed to constitute a grant of authority to Borrower to) sell, lease, or otherwise dispose of or encumber the Collateral, or any part of the Collateral, without the prior written consent of ICM, except in the ordinary course of business or as otherwise provided herein.

6.3

Attachment and Perfection. The security interest hereby created shall attach immediately upon execution of this Agreement. For the purposes of this Agreement and related financing statements, the Borrower shall be the “debtor”, and ICM shall be the “secured party,” as defined by the Uniform Commercial Code. Borrower hereby authorizes ICM (and ICM’s representatives and agents) to file (a) one or more financing statements (together with amendments thereto and continuation statements thereof) relating to the Collateral to perfect the security interest granted to ICM in the Collateral, and (b) any termination statements relating to the filings that relate to the Collateral. Borrower hereby irrevocably constitutes and appoints ICM and any officer or agent of ICM, with full power of substitution, as its true and lawful attomeys-in-fact with full irrevocable power and authority in the place and stead of Borrower or in Borrower’s own name to execute in Borrower’s name any documents and otherwise to carry out the purposes of this Article 6. This power of attorney is coupled with an interest and shall be irrevocable until the Obligations are paid in full. For purposes of such filings, Borrower agrees to furnish any information requested by ICM promptly upon request by ICM. The form and substance of any financing statement filed with respect to this Agreement shall be acceptable to ICM, in its sole discretion.

6.4	Payment of Filing Fees and Taxes. Borrower shall pay all costs of filing such mortgage and financing statements and termination and any extensions, renewals, amendments and releases thereof, and shall pay all reasonable costs and expenses of ICM’s attorneys in connection with the preparation of the Loan Documents and any record searches for other mortgages or financing statements ICM may reasonably require. In addition, Borrower shall pay from its own funds, as they become due, all taxes and assessments levied or assessed against the Collateral, or any part of the Collateral, prior to the final termination of this Agreement. Upon any event of default hereunder, ICM shall be entitled to all the rights and remedies of a secured creditor with respect to such Collateral as provided for in the Uniform Commercial Code of Michigan.

6.5	Guaranty. Borrower shall deliver to Lender the unconditional guarantee of David Skjaerlund (“Guarantor”) pursuant to which the Guarantor shall guarantee the repayment of all Obligations hereunder and the performance by Borrower of all of its obligations under the Loan Documents.

6.6	Cross Collateralization of Security. All security granted or to be granted to ICM under this Agreement shall also serve as security for Borrower’s obligations to ICM in connection with ICM’s work as the Designer/Builder of the Facility under the Agreement Between Owner and Design/Builder on the Basis of a Stipulated Price, dated April 18, 2007, together with all amendments thereto.

ARTICLE 7: COVENANTS OF BORROWER

7.1	Borrower hereby covenants and agrees with ICM that Borrower shall:

(A)	Corporate Rights; Facilities; Conduct of Business.

(1)	Maintain and preserve in full force and affect its company and corporate existence and all rights, licenses, leases, qualifications, privileges, franchisees and other authority adequate for the conduct of its business.

(2)	Use commercially reasonable efforts to maintain, preserve and protect all its properties, assets, equipment and facilities in good order and working repair and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto.

(3)	Use commercially reasonable efforts to maintain, preserve and protect all of its rights to enjoy and use patents, copyrights, trademarks, trade names, service marks, licenses, leases, and franchises.

(4)	Promptly pay and discharge all taxes before delinquency, except such as may be contested in good faith by appropriate proceedings and for which an adequate reserve has been established and maintained in accordance with generally accepted accounting principles (and it will promptly notify ICM of any challenge, contest or proceeding pending by or against it before any taxing authority).

(5)	Maintain all banking accounts at federally insured banks or other financial institutions reasonably acceptable to ICM.

(6)	From time to time as may be necessary, disclose to ICM in writing any material matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described by it in this Agreement or any of the other Loan Documents (including all schedules and exhibits hereto or thereto) or which is necessary to correct any information set forth or described by it hereunder or thereunder which has been rendered inaccurate thereby.

(7)	Maintain insurance with insurance companies acceptable to ICM in such amounts and covering such risks as reasonably required by ICM. All such policies insuring the Collateral shall have lender loss payable clauses or endorsements in form and substance acceptable to ICM. At ICM’s request, all such policies (or other proof of compliance with this subsection may be satisfactory to ICM) shall be delivered to ICM.

(8)	Permit ICM and its representatives to inspect Borrower’s premises for the purpose of evaluating Borrower’s performance hereunder and protecting the Collateral.

(9)	Utilize its best efforts to complete its initial public offering, for a minimum offering of $50,000,000 by no later than November 1, 2007 in accordance with the terms set forth in its offering circular, dated June 7, 2007.

(B)	Negative Covenants. So long as any portion of the Loan remains outstanding, Borrower will not, without first obtaining ICM’s prior written consent:

(1)	Declare or pay any dividend on or declare or make any distribution on account of, any shares of any class of stock now or hereafter outstanding, or set apart any sum for such purpose.

(2)	Issue or enter into any agreement that restricts the Borrower’s ability to repay the Loan.

(3)	Use any portion of the Loan for purposes other than those directly related to the construction of Borrower’s Facility.

(4)	Allow its controlling ownership to change.

(5)	Change its State of organization or lose its authority to transact business in the State of Michigan.

(C)	Further Assurances. In addition to the obligations and documents which this Agreement expressly requires Borrower to execute, deliver and perform, Borrower will execute, deliver and perform, any and all further acts or documents which ICM may reasonably require to effectuate the purposes of this Agreement or any of the other Loan Documents.

ARTICLE 8: PREPAYMENT OF THE LOAN

8.1	Borrower may prepay the Loan at any time without penalty.

ARTICLE 9: REPORTS

9.1	Furnish to ICM:

(A)	Interim Financial Statements. As soon as available, but in no event more than twenty (20) days after the end of each month Borrower’s financial statements prepared in accordance with GAAP consistently applied in a form acceptable to ICM certified by an officer of Borrower to be true and correct.

(B)	Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of (i) any Event of Default or any event that would become an Event of Default upon notice or lapse of time or both, (ii) any material adverse change in the business, property, assets, operations or condition, financial or otherwise, of Borrower, and (iii) the pendency or threat of any material litigation or arbitration and of any tax deficiency or other proceeding before any governmental body or official affecting Borrower.

(C)	Other Information. Such other information regarding the condition or operations of Borrower as ICM may from time to time reasonably request.

ARTICLE 10: EVENTS OF DEFAULT OF BORROWER.

10.1	Events of Default. Each of the following shall constitute an event of default (“Event of Default”) under this Agreement:

(A)	Borrower shall fail to pay when due (whether by acceleration or otherwise) principal under the Note or any other Obligations under this Agreement;

(B)	Borrower shall fail to pay when due (whether by acceleration or otherwise) interest under the Note or this Agreement, and such default unless otherwise cured shall have continued for a period of five (5) days after receipt of notice from ICM;

(C)	Any representation or warranty made by or on behalf of Borrower or Guarantor in this Agreement, in any other Loan Document or in any statement or certificate given in writing pursuant thereto or in connection therewith is false, misleading or incomplete in any material respect when made (or deemed to have been made);

(D)	Borrower fails or neglects to perform, keep or observe any covenant set forth in this Agreement and the same has not been cured within ten (10) calendar days after Borrower receives notice thereof from ICM;

(E)	Borrower or Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(F)	An involuntary case or other proceeding shall be commenced against the Borrower or Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or Guarantor under the federal bankruptcy laws as now or hereafter in effect; or

(G)	This Agreement, for any reason (other than the satisfaction in full of all amounts owing in connection with the Loan) ceases to be, or is asserted by Borrower not to be, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, and such occurrence has not been cured to ICM’s satisfaction within five (5) calendar days after Borrower receives notice thereof from ICM.

10.2	Remedies of ICM.

(A)	If an Event of Default has occurred and is continuing, ICM shall have the remedies of a secured party under the Uniform Commercial Code, in addition to all remedies provided by this Agreement, the Loan Documents or existing under applicable law. In exercising any remedies, ICM may exercise its remedies against the Collateral separately or together, and in any order, without in any way affecting the availability of ICM’s other remedies.

(B)	If an Event of Default shall occur and be continuing or shall exist, ICM shall be under no further obligation to make advances hereunder or take any other action with respect to this Agreement. The principal amount outstanding of the Loan and interest accrued thereon shall be immediately due and payable without presentment demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue.

(C)	Each right and remedy provided in this Agreement is distinct from all other rights or remedies hereunder or any other Loan Document or afforded by applicable law, and each shall be cumulative and may be exercised concurrently, independently, or successively, in any order.

(D)	Any and all expenses incurred by ICM in connection with any remedy shall be deemed indebtedness of Borrower to ICM and a part of the Obligations. ICM may apply the proceeds from any Collateral from any other source against any of the Obligations as and in any order it sees fit.

(E)	Without limiting the foregoing, upon the occurrence of an Event of Default hereunder ICM shall have the right, but not the obligation, to take possession of the Collateral and perform any and all work it deems advisable or necessary to protect the Collateral. Borrower hereby irrevocably constitutes and appoints ICM its attorney-in-fact with full power and authority upon the occurrence of an Event of Default to:

(1)	take possession of and protect Collateral;

(2)	use any funds not disbursed under the Loan for the purpose of completing any contracts of Borrowers and payment of any costs related thereto;

(3)	employ such contractors, subcontractors, agents and other persons that ICM deems necessary or desirable to protect the Collateral;

(4)	pay, settle or compromise all existing invoices, charges and claims relating to the Collateral as it deems necessary for protection of its interest;

(5)	prosecute and defend all actions and proceedings in connection with construction of the Collateral and to apply the proceeds of any judgment received by Borrower in any such action against any of Borrower’s indebtedness to ICM as it sees fit; and

(6)	execute, acknowledge and deliver all instruments and documents in the name of Borrower and do and perform all acts in the name of Borrower that ICM deems necessary or appropriate to protect and liquidate the Collateral.

No delay or failure of ICM in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of the right by ICM, and no exercise or partial exercise or waiver of any right or remedy shall be deemed a waiver of any further exercise of such right or remedy or of any other right or remedy that ICM may have. The enforcement of any rights of ICM as to any security for the Loan shall not affect the rights of ICM to enforce payment of the Loan and to recover judgment for any portion thereof remaining unpaid. The rights and remedies herein expressed are cumulative and not exclusive of any right or remedy that ICM shall otherwise have.

ARTICLE 11: NOTICES

11.1	Any formal notice required or permitted under this Agreement shall be deemed sufficiently given if said notice is personally delivered, sent by registered or certified mail (return receipt requested) or sent by means of telefacsimile or telecopier, to the party to whom said notice is to be given. Notices delivered in person or sent via telefacsimile or telecopier shall be deemed to be served effective as of the date the notice is delivered or sent, as applicable. Notices sent by registered or certified mail (return receipt requested) shall be deemed to be served seventy-two (72) hours after the date said notice is postmarked to the addressee, postage prepaid. Until changed by written notice given by one party to the other, the addresses and numbers of the parties shall be as follows:

(A)	If to Borrower:

Liberty Renewable Fuels, LLC

3508 E. M21

Corunna, MI, 48817

Fax: 989-743-1042

Attention: David Skjaerlund

(B)	If to ICM:

ICM, Inc.

310 North First Street

Colwich, KS 67030

Fax: 316-796-0570

Attention: General Counsel

Any party may change its address for the giving of notice hereunder by notice so given.

ARTICLE 12: MISCELLANEOUS

12.1	Amendments. No provision or term of this agreement may be amended, modified, revoked, supplemented, waived or otherwise changed except by a written instrument duly executed by Borrower and ICM and designated as an amendment, supplement or wavier.

12.2	Counting of Days. If any time period ends on other than a Business Day, the period shall be deemed to end on the next succeeding Business Day.

12.3	Computations. All computations of interest and fees made or called for hereunder shall be made on the basis of a year of 360 days and actual day months.

12.4	Counterparts. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

12.5	Headings. The paragraph headings herein are for convenience only and shall not affect the construction hereof.

12.6	Entire Agreement. This Agreement, the Note and other Loan Documents constitute and incorporate the entire agreement between ICM and Borrower concerning the Loan, and supersede any prior agreements between ICM and Borrower concerning the subject matter hereof.

12.7	Conflict. If the term of any Loan Document or any other document issued pursuant to this agreement shall conflict with this agreement, this agreement shall govern to the extent of the conflict.

12.8	Use of Terms. As used herein words in any gender shall be deemed to include the other genders and the singular shall be deemed to include the plural, and vice versa.

12.9	Severability. If any provision in this agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this agreement shall not be impaired thereby, nor shall the validity, legality or enforceability of any such defective provisions be in any way affected or impaired in any other jurisdiction.

12.10	Governing Law. This Agreement, the Note, Loan Documents and other documents described therein shall be governed by and construed in accordance with the laws of the State of Kansas.

12.11

Forum, Jurisdiction, Service and Jury Waiver. Any suit, action or proceeding against Borrower with respect to this Agreement, the Note, or Loan Documents, and any judgment entered by any court in respect thereto, may be brought in the courts of the State of Kansas, County of Sedgwick, or the United States Courts located in Wichita, Kansas, or the appropriate courts in the State of Michigan, as ICM in its sole discretion may elect, and Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, or proceeding. Borrower hereby irrevocably consents to the service of process of any suit, action or proceeding in said courts by registered or certified mail, postage prepaid to the addresses as set forth above. Borrower hereby irrevocably waives any objections which may now or hereafter arise in the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement, the Note or Loan Documents, brought in such courts located, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in such courts has been brought in an inconvenient forum. Borrower hereby further irrevocably waives any right now existing or that may hereafter arise to a jury in connection with any suit, action or proceeding arising out of or relating to this Agreement, the Note or Loan Documents.

12.12	Construction. The parties acknowledge that each party and their counsel have had the opportunity to review and negotiate the terms and conditions of this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

EXECUTED as of the day and year first set forth above.

ICM, INC		LIBERTY RENEWABLE ENERGY, LLC

By:		By:
Name:	Andy Bulloch		David Skjaerlund – President & CEO
Title:	Vice President – Finance

EXHIBIT “A”

REVOLVING PROMISSORY NOTE

$10,000,000.00	August 10, 2007

This Revolving Promissory Note evidences certain indebtedness of Borrower to Lender as contemplated in a certain Loan and Security Agreement between them of even date herewith (“Loan Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Loan Agreement.

FOR VALUE RECEIVED, Liberty Renewable Fuels, LLC, a Delaware limited liability company (“Borrower”), unconditionally promises to pay to the order of ICM, Inc., a Kansas corporation (“Lender”), at its principal offices located at 310 N. First Street, Colwich, Kansas 67030, the principal sum of Ten Million and 00/100 dollars ($10,000,000.00), or such lesser principal sum as may have been advanced hereunder, together with interest from the date hereof on the unpaid principal balance hereunder, computed daily, at the rate per annum equal to the Interest Rate (as the same may change from time to time) for each advancement of funds hereunder and under the Loan Agreement.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

The outstanding principal amount, together with all accrued but unpaid interest thereon, shall be due and payable on November 1, 2007 (“Maturity Date”).

From the date hereof until the Maturity Date, Borrower may borrow, repay without penalty or premium, and reborrow hereunder an aggregate principal amount at any one time outstanding up to but not to exceed the principal sum set forth above as provided in the Loan Agreement. If any payment is not paid within 10 days after the date when due, Borrower shall pay to Lender a late charge, for the purpose of defraying Lender’s expense in handling such late payment, in an amount equal to the lesser of $50.00 or .5% of the principal amount outstanding hereunder, together with interest at the Default Rate as set forth in Article 2.2 of the Loan Agreement.

This Note is secured by certain Collateral as more fully set forth in the Loan Agreement.

Borrower hereby: (i) waives presentment, demand, notice of protest and notice of nonpayment and any other notice required to be given under the law to Borrower in connection with the delivery, acceptance, performance, default or enforcement of this Note, or any endorsement or guaranty of this Note or of any document or instrument evidencing any security for payment of this Note; and (ii) consents to any and all delays, extensions, renewals or other modifications of this Note or waivers of any term hereof or release or discharge by Lender of any obligors or release, substitution or exchange of any security (including all or a portion of the Collateral) for the payment hereof or the failure to act on the part of Lender or any indulgence shown by Lender, from time to time and in one or more instances (without notice to or further assent from Borrower) and agrees that no such action, failure to act, or failure to exercise any

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right or remedy on the part of the Lender shall in any way affect or impair the obligations of Borrower or be construed as a waiver by Lender of, or otherwise affect, any of Lender’s rights under this Note, under any endorsement or guaranty of this Note, or under any document or instrument evidencing any security for the payment of this Note.

Upon the occurrence of any of the following events of default, this Note and any other obligation or liability of Borrower to the Lender shall, at the option of the Lender, become immediately due and payable: (i) default in the performance of any liability or obligation of Borrower or of any co-maker, endorser, guarantor or surety of any liability of Borrower to the Lender, including default in the payment of any part of the principal of or interest upon this Note as the same becomes due; or (ii) an Event of Default under the Loan Agreement, which Event of Default remains uncured within the allowed period (if any).

If any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or if any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then, and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions shall in no way be affected, prejudiced or disturbed hereby.

The Lender shall, to the extent allowable by law, be entitled to recover reasonable attorneys’ fees incurred in the enforcement and collection of this Note.

No provision of this Note shall require the payment or permit the collecting of interest in excess of the maximum rate permitted by applicable law; and, if any sum is collected in excess of the applicable maximum rate it shall be construed as a mutual mistake of Borrower and Lender and such excess sum shall be credited to principal or, if this Note has been repaid in full, refunded to Borrower.

This Note and the rights and obligations of the parties thereto shall be deemed to be contracts under the laws of the State of Kansas and shall be governed by and construed and enforced in accordance with the laws of said State without reference to its conflict of laws rules. The parties agree that any legal proceeding based upon the provisions of this Note will be brought exclusively in either the United States District Court for the District of Kansas at Wichita, Kansas, or in the Eighteenth Judicial District Court, Sedgwick County, Kansas, to the exclusion of all other courts and tribunals. The parties hereby consent and agree to be subject to the jurisdiction (both personally and as to the subject matter) of the aforesaid courts in such proceedings.

This Note, the Loan Agreement and the Loan Documents constitute the entire agreement between the parties as to the subject matter hereof. There are no verbal understandings, agreements, representations or warranties which are not expressly set forth herein and therein. This Agreement expressly supersedes all prior agreements between the parties relating to the subject matter hereof. By execution hereof, the signor certifies that s/he has read this Agreement and that s/he is duly authorized to execute this Agreement in the capacity stated below.

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This Note is executed as of the day and year first set forth above.

LIBERTY RENEWABLE FUELS, LLC

By:
David Skjaerlund – President & CEO

(“Borrower”)

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